UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

       NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

Name: Meeder Premier Portfolios
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Address of Principal Business Office (No.  Street, City, State, Zip Code):
P. O. Box 7177, 6125 Memorial Drive, Dublin, Ohio 43017
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Telephone Number (including area code): (614) 766-7000
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Name and address of agent for service of process:
Wesley F. Hoag, Vice President, Meeder Asset Management, Inc., P. O. Box 7177,
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6125 Memorial Drive, Dublin, Ohio 43017
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Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
Yes |X| No [ ]

                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Dublin and state of Ohio on the 29th day of August, 2003.


                                MEEDER PREMIER PORTFOLIOS

                                By  /s/ Wesley F. Hoag
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                                    Wesley F. Hoag, Vice President and Secretary

Attest: /s/ Donald F. Meeder
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        Donald F. Meeder
        Assistant Secretary